EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-84394) pertaining to the Profit Sharing and Retirement Plan of Eagle Materials Inc. of our report dated June 26, 2006, with respect to the financial statements and schedule of the Profit Sharing and Retirement Plan of Eagle Materials Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Dallas, Texas
June 26, 2006